                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                             COMPUTER MOTION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

May 12, 2000


Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders ("Annual Meeting") of Computer Motion, Inc. to be held at the Corporate Headquarters, 130-B Cremona Drive, Goleta, California on Thursday, June 15, 2000 at 10:00 a.m.

         The accompanying Proxy Statement describes the business to be transacted at the Annual Meeting. It is important that your shares be represented whether or not you are personally able to attend the Annual Meeting. Regardless of the number of shares you own, your vote is important to us. In order to assure that you will be represented, we ask you to please sign, date and return the enclosed proxy card promptly. This will not limit your right to vote in person or to attend the Annual Meeting.


Sincerely,

/s/ Robert W. Duggan
---------------------------
Robert W. Duggan
Chairman of the Board and
Chief Executive Officer

                              COMPUTER MOTION, INC.
                                130 CREMONA DRIVE
                            GOLETA, CALIFORNIA 93117

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 15, 2000

--------------------------------------------------------------------------------

         The 2000 Annual Meeting of Shareholders ("Annual Meeting") of Computer Motion, Inc. (the "Company") will be held at the Corporate Headquarters, 130-B Cremona Drive, Goleta, California on June 15, 2000 at 10:00 a.m. for the following purposes:

         1. To elect five (5) directors of the Company.

         2. To approve the conversion of the promissory note issued to a certain officer and director of the Company into securities of the Company, as required by the rules of the Nasdaq National Market.

         3. To ratify the re-appointment of independent public accountants.

         4. To transact any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on May 11, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All shareholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. If you attend the Annual Meeting in person, you may revoke your proxy and vote your shares in person. If your shares are held in the name of a broker or other nominee and you desire to vote your shares at the Annual Meeting, you should bring with you a proxy or letter from your broker confirming your ownership of shares.


                                             By Order of the Board of Directors


                                             /s/ Gordon L. Rogers
                                             ---------------------------
                                             Gordon L. Rogers
                                             Secretary

Goleta, California
May 12, 2000

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE.

                              COMPUTER MOTION, INC.
                                130 CREMONA DRIVE
                            GOLETA, CALIFORNIA 93117

                             -----------------------

                                 PROXY STATEMENT

                             -----------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 15, 2000

                             -----------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         We are furnishing this Proxy Statement to you in connection with the solicitation by the Board of Directors of Computer Motion, Inc. (the "Company") of the enclosed proxy for use at the 2000 Annual Meeting of Shareholders (the "Meeting") to be held on June 15, 2000 at 10:00 a.m. local time, at the Corporate Headquarters, 130-B Cremona Drive, Goleta, California, or any adjournment or postponement thereof, for the purposes set forth below.

         These proxy solicitation materials were mailed on or about May 12, 2000 to all shareholders entitled to vote at the Meeting.

RECORD DATE AND OUTSTANDING SHARES

         Only shareholders of record at the close of business on May 11, 2000 (the "Record Date") are entitled to receive notice of and to vote at the Meeting. The outstanding voting securities of the Company on that date consisted of 8,823,638 shares of common stock, $.001 par value.

REVOCABILITY OF PROXIES

         You may revoke your proxy at any time by written notice, to the Secretary of the Company, or by your request in person at the Meeting. If you do not revoke your proxy, it will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on each proposal.

VOTING AND SOLICITATION

         Every shareholder of record on the Record Date is entitled to one vote for each share held on each proposal that comes before the Meeting. In the election of directors, each shareholder will be entitled to vote for five nominees and the five nominees with the greatest number of votes will be elected.

         Proxies for use at the Meeting are being solicited by the Board of Directors of the Company. Proxies were mailed to shareholders on or about May 12, 2000 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the common stock. Officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished.

         The cost of soliciting proxies is paid by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding proxy materials to such beneficial owners. The Company has no present plans to hire paid solicitors to assist in obtaining proxies, but may do so if it appears that a quorum at the Meeting might not otherwise be obtained.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

         The required quorum for the transaction of business at the Meeting is a majority of the shares of common stock issued and outstanding as of the Record Date. Shares that are voted "FOR," "AGAINST," or "WITHHELD" are treated as being present at the Meeting for purposes of establishing a quorum.

         There is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions. The Company will count abstentions for purposes of determining both (i) the presence of a quorum for the transaction of business, and (ii) the total number of votes with respect to a proposal. Abstentions will be treated as a vote against all proposals.

         Broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes with respect to any proposal.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Shareholder proposals for the Company's 2001 annual meeting to be held in May 2001 must be received by the Company no later than November 24, 2000 in order that they may be included in the proxy statement relating to that meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information provided to the Company as to the beneficial ownership of the Company's common stock as of March 30, 2000 by
(i) persons holding 5% or more of such stock, (ii) Company directors and executive officers individually, and (iii) all Company directors and executive officers as a group. Percentage of outstanding shares is based upon 8,823,638 shares of common stock outstanding at March 30, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 30, 2000 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated and except for the effect of community property laws, as applicable, the persons listed below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                              COMMON STOCK          PERCENT OF
                                              BENEFICIALLY         OUTSTANDING
BENEFICIAL OWNERS                                 OWNED               SHARES
-----------------                             ------------         -----------

Directors and Executive Officers:
      Robert W. Duggan                        1,244,310(1)            13.6
      Yulun Wang                                999,711(2)            11.3
      Daniel R. Doiron                           92,403(3)             1.0
      David A. Stuart                            81,425(3)               *
      W. Peter Geis                              21,641(3)               *
      Gregory Ruehle                             21,000(3)               *
      M. Jacqueline Eastwood                      5,000(3)               *

Directors and Executive Officers              2,465,490(4)            26.3
     As a Group (7 persons)

Scudder Kemper Investments, Inc.                675,400(5)             7.7
    345 Park Avenue
    New York, NY  10154

Capital Research and Management Co.             434,900(6)             4.9
    333 South Hope Street
    Los Angeles, CA 90071

------------------
 *  Less than 1.0%

(1) Includes 144,699 shares owned by Mr. Duggan's spouse of which he disclaims beneficial ownership and 299,770 stock options and warrants which may be exercised within sixty days from March 30, 2000.

(2) Includes 24,912 shares owned by Dr. Wang's minor children of which he disclaims beneficial ownership and 58,709 stock options and warrants which may be exercised within sixty days from March 30, 2000.

(3) Includes 79,501, 78,140, 20,000, 18,606 and 5,000 stock options and warrants which may be exercised by Mr. Stuart, Dr. Doiron, Mr., Ruehle, Dr. Geis and Ms. Eastwood, respectively within sixty days from March 30, 2000.

(4) Includes 559,726 stock options and warrants which may be exercised within sixty days from March 30, 2000.

(5) As of December 31, 1999, Scudder Kemper Investments, Inc. reported that it beneficially owned 675,400 shares of the Company's common stock of which it held sole power to vote or direct the vote of 395,800 shares, shared power to vote or direct the vote of 10,000 shares and no power to vote or direct the vote of 269,600 shares.

(6) Beneficial ownership as reported as of December 31, 1999.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         Five directors will be elected at the Meeting. Directors are elected at each annual shareholders meeting to hold office until the next annual meeting or until their successors are elected and have qualified. The Board of Directors has nominated for election the persons named below. Unless otherwise instructed, the proxy holders named in the enclosed proxy intend to vote the proxies received by them for such nominees. The Company believes that each nominee named below will be able to serve; but should any such nominee be unable to serve as a director, the proxy holders named in the proxies will vote proxies received by them for the election of such substitute nominee(s) as the Board of Directors may propose.

         The names, ages and the principal occupations of the nominees are set forth below, based upon information furnished to the Company by such nominees.

VOTE REQUIRED

         The five nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy shall be elected as directors. Shareholders do not have the right to cumulate votes in the election of directors. Only votes cast "FOR" a nominee will be counted, except that the accompanying proxy will be voted "FOR" all nominees in the absence of instructions to the contrary. Broker non-votes and proxies marked "WITHHELD" as to one or more nominees will result in the respective nominees receiving fewer votes.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

                                                                                                    DIRECTOR
NAME AND AGE                          PRINCIPAL OCCUPATION                                           SINCE
------------                          --------------------                                          --------
Daniel R. Doiron (49)                 Founder (Retired)                                               1996
                                      Miravant Medical Technologies, Inc.
                                      Santa Barbara, CA
                                      (Pharmaceuticals)

Robert W. Duggan (55)                 Chairman and Chief Executive Officer of the Company             1990

M. Jacqueline Eastwood (53)           President and Chief Executive Officer                           1998
                                      TissueLink Medical, Inc.
                                      Dover, NH
                                      (Medical devices)

W. Peter Geis (58)                    Director                                                        1996
                                      Minimally Invasive Surgical Training Institute
                                      Baltimore, MD
                                      (Endoscopic training institute)

Yulun Wang (39)                       Chief Technical Officer, Executive Vice President and           1990
                                      Founder of the Company

OTHER INFORMATION REGARDING THE BOARD AND NOMINEES

         BUSINESS EXPERIENCE

         Daniel R. Doiron, Ph.D., was a founder and director of Miravant Medical Technologies, Inc. (formerly PDT, Inc.), a pharmaceutical company specializing in photodynamic therapy for certain cancers and other diseases, where he served in various capacities, including Vice President of Technology and Chief Scientist and President of its subsidiary, PDT Systems, Inc., from 1989 to 1997. Dr. Doiron holds B.S. and M.S. degrees in Nuclear Engineering and a Ph.D. in Chemical Engineering from the University of California at Santa Barbara.

         Robert W. Duggan, has been Chairman of the Board of Directors of the Company since 1990 and Chief Executive Officer since October 1997. Mr. Duggan has been a private venture investor for more than 25 years, and has participated as a director of, investor in and advisor to numerous small and large businesses in the medical equipment, computer local and wide area networks, PC hardware and software distribution, digital encryption, consumer retail goods and outdoor media communications industries. He has also assisted in corporate planning, capital formation and management for his various investments. He is a member of the University of California at Santa Barbara Foundation Board of Trustees, as well as the University's Engineering Steering Committee.

         M. Jacqueline Eastwood, has been President and Chief Executive Officer of TissueLink Medical, Inc., a medical device company, since August 1999. Ms. Eastwood previously served as Vice President, Corporate Ventures of Medtronic, Inc., a medical device company, from 1997 to 1998. Ms. Eastwood's positions with Medtronic Inc. have also included Vice President of Minimally Invasive Cardiac Surgery from December 1995, and Vice President and General Manager of Bio-Medicus from 1992.

         W. Peter Geis, M.D., is Director of the Minimally Invasive Surgical Training Institute ("MISTI"), an endoscopic training institution in Baltimore, Maryland. Dr. Geis was an Associate Professor of Surgery at the University of Illinois. Dr. Geis has been Clinical Professor of Surgery for the University of Chicago since 1991. Dr. Geis is a member of the American College of Surgeons and the Society of American Gastrointestinal Endoscopic Surgeons. Dr. Geis also sits on the advisory faculty of Johnson & Johnson's Ethicon Endo-Surgery business. Dr. Geis received his M.D. from Loyola University in Chicago.

         Yulun Wang, Ph.D., founded Computer Motion in 1989 and served as President until January 1996, at which time he became Chief Technical Officer and Executive Vice President. He had been a Director of the company since its inception. Dr. Wang is the principal architect of the company's product strategy, and inventor of many of the technologies that are used to create the company's products. Dr. Wang has over 40 publications and holds over two dozen patents and patents-pending. He frequently gives presentations at major medical meetings on the future of robotics and computers in the field of surgery. Prior to founding the company, Dr. Wang taught at the University of California, Santa Barbara. He has also been the recipient of many research grants from the National Aeronautics and Space Administration (NASA), National Institute of Health and Defense Advanced Research Projects Agency (DARPA). Dr. Wang earned B.S., M.S. and Ph.D. degrees in electrical engineering from the University of California at Santa Barbara.

         MEETINGS. During 1999, the Board of Directors met five times. Ms. Eastwood, Mr. Duggan and Dr. Wang attended 100% of the meetings, Dr. Doiron attended 80% of the meetings and Dr. Geis attended 60% of the meetings.

         BOARD COMMITTEES. The Audit Committee, consisting of Dr. Doiron (Chairman), Mr. Williams (resigned July 6, 1999) and Ms. Eastwood, met once in 1999. Among other duties, the Audit Committee approves the engagement of independent public accountants and reviews the scope and results of independent audits, the Company's financial results and presentation, and comments by the independent public accountants regarding internal controls and accounting procedures and management's responses to those comments. The Compensation Committee, consisting of Ms. Eastwood (Chairman), Mr. Williams (resigned July 6,
1999), Dr. Doiron and Dr. Geis, met four times in 1999. The Compensation Committee's duties include review of the Company's compensation policies, including salary, bonus and long-term incentive programs, evaluation and approval of the compensation program for executive officers, approval of certain stock option grants and consideration of matters with respect to other employee benefits provided by the Company.

         The Board of Directors will consider nominees for Board membership submitted by shareholders. Nominations by shareholders must be made pursuant to timely notice in writing to the Company Secretary. Candidates for director should be persons with broad training and experience in their chosen fields who have earned distinction in their activities. According to the Company's bylaws, notice by the shareholder to be timely must be received 45 to 90 days prior to the annual meeting, or if later, within 10 days of public notice of the annual meeting date. The notice shall set forth certain information concerning such shareholder and the nominee(s), including their names and addresses, their principal occupation or employment, their beneficially owned common stock of the Company, such other information as would be required in a proxy statement soliciting proxies for the election of the nominees and the consent of each nominee to serve as a director if so elected. The Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

         BOARD COMPENSATION. Directors do not receive any cash compensation for their services as members of the Board of Directors, but are reimbursed for expenses in connection with attendance at Board of Directors and Committee meetings. Non-employee directors are eligible for discretionary stock option grants under the Company's stock plans. There were no stock option grants to non-employee directors in 1999.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows the cash compensation and certain other compensation paid or accrued by the Company to each of the executive officers of the Company whose total cash compensation exceeded $100,000 (collectively the "Named Executive Officers") during fiscal years 1999, 1998, and 1997 in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION          SECURITIES
                                                         ---------------------          UNDERLYING          ALL OTHER
      NAME AND PRINCIPAL POSITION           YEAR          SALARY        BONUS            OPTIONS         COMPENSATION(1)
      ---------------------------           ----         --------      -------         -----------       ---------------
      Robert Duggan (2)                     1999         $160,447      $ 3,280             20,000           $    --
        Chairman                            1998          108,750       16,312             20,000                --
        Chief Executive Officer             1997               --           --             25,933                --

      Yulun Wang                            1999          160,447       12,300             20,000                --
        Chief Technical Officer             1998          143,750       21,562             20,000                --
        Founder                             1997          120,000        7,020             15,000                --

      Stephen L. Wilson (3)                 1999          156,990           --             35,000                --
        Former Executive Vice               1998          151,250       22,688             20,000                --
        President and Chief Financial       1997           87,500       75,000            116,701            39,956
        Officer

      David A. Stuart                       1999          129,125       10,050             20,000                --
        Vice President                      1998          117,500       10,576             20,000            30,000
        Operations                          1997          110,000       18,262             18,153                --

      Richard J. DeRisio (4)                1999            7,796           --             50,000            40,458
        Vice President Clinical,            1998               --           --                 --                --
        Regulatory and Quality Affairs      1997               --           --                 --                --

      Gregory J. Ruehle (5)                 1999           77,213           --            160,000                --
        Vice President                      1998               --           --                 --                --
        Global Sales                        1997               --           --                 --                --

      John M. Greathouse (6)                1999           89,330        7,000             20,000                --
        Former Vice President               1998          126,400       10,652             20,000                --
        Business Development                1997          100,302       17,396             23,339                --

      Kermit R. Pope, Jr. (7)               1999               --           --                 --            64,825
        Former Vice President               1998          132,914           --             20,000                --
        Sales and Marketing                 1997           93,269       27,392            127,800                --

----------------
(1) Does not include the value of other compensation which in the aggregate did not exceed the lesser of $50,000 or 10% of the executive officer's salary and bonus.

(2) Mr. Duggan was appointed Chief Executive Officer in October 1997, but did not begin drawing a salary until March 1998.

(3) Mr. Wilson resigned in November 1999.

(4) Mr. DeRisio began employment with the Company in December 1999, at an annual salary of $147,000.

(5) Mr. Ruehle began employment with the Company in July 1999, at an annual salary of $150,000.

(6) Mr. Greathouse resigned in August 1999.

(7) Mr. Pope resigned in November 1998. Under the terms of a separation agreement, Mr. Pope received $8,333 per month for nine months.

         The following table sets forth information concerning the grants of stock options made during the last fiscal year to each of the Named Executive Officers. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth hypothetical gains or "option spreads" that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted, over the full term of the options. The rates do not represent the Company's estimate or projection of future common stock prices and no assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------------------------
                               NUMBER OF      % OF TOTAL
                              SECURITIES       OPTIONS                                            POTENTIAL REALIZABLE
                              UNDERLYING      GRANTED TO                                                 VALUE(3)
                                OPTIONS      EMPLOYEES IN       EXERCISE        EXPIRATION      -----------------------
NAME                          GRANTED(1)         1999        PRICE/SHARE(2)        DATE             5%           10%
----                          ----------     ------------    --------------     ----------      ----------   ----------
Robert W. Duggan                  20,000          2.3%          $ 9.00            3/21/09       $  113,201   $  286,874
Yulun Wang                        20,000          2.3             9.00            3/21/09          113,201      286,874
Stephen L. Wilson                 35,000          4.1             9.00            3/21/09          198,102      502,029
David A. Stuart                   20,000          2.3             9.00            3/21/09          113,201      286,874
Richard J. DeRisio                50,000          5.8            10.625          12/12/09          334,100      846,676
Gregory J. Ruehle                150,000         17.4            11.00            6/30/09        1,037,676    2,629,675
Gregory J. Ruehle                 10,000          1.2            10.063          12/28/09           63,286      160,378
John M. Greathouse                20,000          2.3             9.00            3/21/09          113,201      286,874

----------------

(1) Stock options vest in four equal and annual installments.

(2) The exercise price per share was equal to the fair market value of the common stock on the date of grant.

(3) The potential realizable value is calculated assuming that the fair market value of the Company's common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the stock option (ten years) and that the stock option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission. Actual gain, if any, on stock option exercises are dependent on the future performance of the common stock.

          The following table sets forth information concerning the exercise of stock options during the last fiscal year and unexercised stock options held as of the end of the fiscal year for the Named Executive Officers. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1999. Also reported are the values for "in the money" options , which represent the positive spread between the exercise prices of any such existing stock options and the fiscal year end price of the Company's stock.

                          FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                         SHARES                    OPTIONS AT FISCAL YEAR-END         AT FISCAL YEAR-END(2)
                       ACQUIRED ON     VALUE      -----------------------------   ------------------------------
NAME                    EXERCISE     REALIZED(1)  EXERCISABLE   NON-EXERCISABLE   EXERCISABLE    NON-EXERCISABLE
----                   -----------   -----------  -----------   ---------------   -----------    ---------------
Robert W. Duggan             --       $    --       21,856           44,077         $112,776        $111,499
Yulun Wang                   --            --       49,779           53,197          226,856         116,965
David A. Stuart              --            --       70,093           58,080          422,988         201,552
Gregory Ruehle               --            --       20,000          140,000               --           9,370
Richard DeRisio              --            --           --           50,000               --          18,750
Stephen L. Wilson        50,862       349,371       46,526               --          271,429              --

--------------
(1) Represents market value of underlying securities at date of exercise less option exercise price.

(2) Values were calculated using a price of $11.00 per share, the closing sale price of the Company's common stock as reported by the NASDAQ on December 31, 1999 minus the option exercise price.

         STOCK PERFORMANCE. The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with the Standard and Poor's ("S&P") 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company uses the S&P Medical Products and Supplies Index as its peer group index. The table below compares the cumulative total return as of the Company's last fiscal year assuming $100 was invested as of August 11, 1997, the date of the Company's initial public offering, in the common stock of the Company, the S&P Medical Products and Supplies Index and the S&P 500 Stock Index, assuming the reinvestment of all dividends. The Indexes are weighted based on market capitalization at the time of each reported data point.

THE FOLLOWING GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") OR THE SECURITIES AND EXCHANGE ACT OF 1934 (THE "1934 ACT"), EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER THE 1933 ACT OR THE 1934 ACT.

                         SHAREHOLDER RETURN PERFORMANCE


           INDEX                       8/11/97     12/31/97    12/31/98    12/31/99
           -----                       -------     --------    --------    --------
COMPUTER MOTION, INC.                  $100.00     $ 75.00      $ 89.29    $ 78.57

S&P 500                                $100.00     $103.57      $131.19    $156.80

S&P MEDICAL PRODUCTS AND SUPPLIES      $100.00     $ 96.96      $138.80    $127.75

                    EMPLOYMENT AND INDEMNIFICATION AGREEMENTS

         EMPLOYMENT AGREEMENT. The Company does not currently have employment agreements with any of its employees.

         INDEMNIFICATION AGREEMENTS. The Company indemnifies its directors and officers against certain costs which could be incurred if they were made, or threatened to be made, a party to a legal proceeding because of their official status as a director or officer. The indemnification agreements, together with the Company's bylaws provide for indemnification to the fullest extent permitted by Delaware law.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the year ended December 31, 1999, the Compensation Committee of the Company's Board of Directors established the levels of compensation for the Company's executive officers. The Compensation Committee consists of Mr. Williams (resigned July 6, 1999), Dr. Doiron and Ms. Eastwood. None of these individuals have ever been an officer or employee of the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") was responsible for administering the compensation program for the Company's executive officers, including the named executive officers, in 1999. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any aspect of the executive compensation program, except for the possible receipt of stock options under the Company's stock plans.

         COMPENSATION PHILOSOPHY. The Company's continued growth, new product development, regulatory clearance and market introduction activities, together with worldwide healthcare reform and competitive pressures, present significant challenges to the Company's management. The Committee believes that, if the Company is to continue its growth, bring new products to market, achieve significant revenues and become profitable, its executive compensation program must have the flexibility to attract and retain high quality employees. Furthermore, the executive compensation program must provide incentives which will reward key managers for aggressively pursuing the actions necessary to improve the Company's performance and enhance long-term shareholder value.

         The Company's executive compensation program is based upon a pay-for-performance philosophy. There are three components to the Company's executive compensation program: base salary, a cash incentive bonus opportunity and long-term stock based incentives. The Company is committed to a strong link between its business and strategic goals and its compensation program. The financial goals for certain elements of the compensation program are reviewed and approved by the Board of Directors in conjunction with its approval of the Company's strategic and operating plans.

         BASE SALARY. An executive's base salary is determined by an assessment of his sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at peer group companies. Additionally, the Board sets base salaries for executive officers based on the executive's contribution to the Company's success through operational improvements and strategic initiatives. Factors considered in determining base salary are not assigned pre-determined relative weights.

         BONUS PROGRAM. Payments under the Company's management bonus program are based on the Company's achievement of performance goals as approved by the Compensation Committee and the executive's achievement of individual objectives as approved by the Chief Executive Officer. Company performance goals for 1999 were related to targeted levels of revenue, profitability and gross margin based on the Company's 1999 operating plan which was approved by the Board of Directors. It is anticipated that performance goals for 2000 will also relate to these categories. The management bonus program provides for a normal bonus of up to a maximum of 50% of base pay, with an over-achievement bonus of up to an additional maximum of 25% of base pay.

         EQUITY BASED COMPENSATION. The Company's overall equity based compensation philosophy is that equity based incentives should be directly related to the creation of shareholder value, thus providing a strong link between management and shareholders. The Company believes that stock based incentives are very consistent with the entrepreneurial spirit the Company seeks in its executive team. In support of this philosophy, the Company has awarded to its executive officers stock options and to a limited extent, restricted stock.

         STOCK OPTION GRANTS. Stock options encourage and reward executive officers for creating shareholder value as measured by stock price appreciation. Stock options are granted at an exercise price equal to the fair market value of the stock on the date of grant and therefore, only have value if the price of the Company's stock appreciates in value from the price of the stock on the date options are granted. The executive officers and shareholders benefit equally from such stock price appreciation. The Company utilizes stock options, in lieu of higher, industry standard base salaries and bonuses, as a means to attract, retain and motivate talented executives upon whose performance the Company is dependent.

         Stock options are generally granted annually consistent with the Company's objective to provide (i) a long-term equity interest in the Company, and (ii) an opportunity for a greater financial reward if long-term performance is sustained. To encourage a long-term perspective, stock options cannot be exercised immediately. Generally, stock options become exercisable over a four-year period. The number of stock options granted to each executive officer is approved by the Compensation Committee. Individual grant size is dependent on the executive officer's experience, position and level of responsibility within the Company, an evaluation of the executive officer's performance and an assessment of the executive officer's ability to positively impact the Company's future business plans. No pre-assigned relative weight is ascribed to any of these factors.

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. Robert W. Duggan, the Chairman of the Board, assumed the responsibility of Chief Executive Officer in October, 1997. Mr. Duggan's annual salary is currently $164,000. He has an annual normal bonus opportunity of up to a maximum of 50% of base pay, with an annual over-achievement bonus opportunity of up to an additional maximum of 25% of base pay based on over-achievement of stated objectives. For 1999, the Company's overall performance was below targeted levels and therefore, Mr. Duggan's bonus was $3,280. Mr. Duggan's salary and bonus opportunity were considered to be very reasonable in comparison to similar salaries and bonus structures for medical device company Chief Executive Officers. The Compensation Committee will consider future salary and bonus adjustments and stock option grants for the Chief Executive Officer based on the Company's operating performance, as well as the compensation packages of similarly positioned medical device company Chief Executive Officers. The Committee believes that the Chief Executive Officer should have an equity interest in the Company. As of March 30, 2000, Mr. Duggan's beneficial ownership of the Company's common stock was 13.6% of the outstanding shares.

         FISCAL YEAR 1999 COMPENSATION. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, compensation paid or accrued with respect to an employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers will exceed the $1 million limit per employee. The Company's stock option plans are structured such that any compensation deemed paid to an executive officer when he exercises an outstanding stock option under the plan will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                                    SUBMITTED BY THE COMPENSATION COMMITTEE

                                    M. Jacqueline Eastwood, Chairman
                                    Daniel R. Doiron, Member

         THE FOREGOING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") OR THE SECURITIES AND EXCHANGE ACT OF 1934 (THE "1934 ACT"), EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER THE 1933 ACT OR THE 1934 ACT.

      PROPOSAL 2: APPROVAL OF THE CONVERSION OF THE PROMISSORY NOTE ISSUED TO A CERTAIN OFFICER AND DIRECTOR OF THE COMPANY INTO SECURITIES OF THE COMPANY, AS REQUIRED BY THE RULES OF THE NASDAQ NATIONAL MARKET

GENERAL

         On March 9, 2000 the Company's Board of Directors approved the issuance of a $3 million convertible promissory note to Robert W. Duggan (the "Bridge Note"). Mr. Duggan is currently the Company's Chairman of the Board of Directors and Chief Executive Officer and beneficially owns 13.6% of the Company's common stock. Pursuant to the terms of the Bridge Note, the principal and accrued interest then outstanding under the Bridge Note shall convert into common stock of the Company subject to approval by the Company's stockholders. The conversion price per share shall be derived from the price per share of the next private placement of the Company's securities (the "Private Placement"). In the event the Board of Directors approves the issuance of preferred stock in the Private Placement, it is anticipated that the terms of the Bridge Note will be modified so that it will convert into such series of preferred stock. The Company intends to close such a Private Placement to raise an aggregate of up to $4 million during its current fiscal quarter. The terms of the Private Placement and the effective price per share in the Private Placement will be determined by arms-length negotiation between the Company and unrelated third-party investors, and will be subject to approval by the Board of Directors of the Company. However, if the Private Placement is not timely closed, Mr. Duggan may lend the Company an additional $2 million, increasing the principal under the Bridge Note to $5 million. Although it is not possible to predict the terms and price of the Private Placement, if the effective per share price was $8.20 per share of common stock, (equal to an average of the high and low price per share, as reported on the NASDAQ National Market on April 20, 2000) an aggregate of 365,853 shares of common stock would be issued on conversion of the Bridge Note. In such event, Mr. Duggan would beneficially own up to approximately 17.0% of the Company's common stock. Mr. Duggan could, either solely or acting with other significant stockholders, have the ability to significantly influence the election of the Company's directors and other stockholder actions and, as a result, direct the operation of the Company, including delaying or preventing a proposed acquisition.

         If stockholder approval is obtained, the Company plans to consummate the conversion as soon as reasonably practicable after the closing of the Private Placement in which the conversion price will be determined.

INITIAL CLOSING AND USE OF PROCEEDS

         On March 31, 2000 Mr. Duggan delivered payment of $3 million and entered into a Bridge Financing Agreement with the Company. The Company did not pay a placement fee in connection with the Bridge Note, and therefore received approximately $2,995,000 after deducting estimated expenses. The Company plans to use the net proceeds of the initial loan, and any additional amounts received under the loan, for working capital and general corporate purposes.

REASON FOR STOCKHOLDER APPROVAL

         Rule 4330 of the Nasdaq Stock Market requires stockholder approval of the sale to officers and directors of the lesser of: (i) one percent of the number of shares of common stock outstanding, (ii) one percent of the total voting power, or (iii) an aggregate of 25,000 shares. The Company is therefore requesting its stockholders approve the conversion mechanism of the Promissory Note, whereby the principal and accrued interest then outstanding under the Bridge Note shall convert into common stock of the Company. In order to comply with he rules of the Nasdaq Stock Market, the conversion of the Bridge Note was conditioned upon the receipt of stockholder approval of such conversion.

CONSEQUENCES OF FAILURE TO RECEIVE STOCKHOLDER APPROVAL

         If the Company's stockholders do not approve the conversion of the Bridge Note, the Bridge Note will be due and payable on June 15, 2001, with interest at a prime rate of borrowing from the date or dates of advances to the Company under the Note, and the issuance of the stock to Mr. Duggan will not be consummated.

OTHER INFORMATION

         The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 1999, are included in the Company's 1999 Annual Report on Form 10-K, which is hereby incorporated by reference.

BOARD OF DIRECTIONS RECOMMENDATION

         The Board of Directors of the Company believes that the conversion of the Bridge Note is in the best interests of the Company and its stockholders. Among the factors considered by the Board in approving the Bridge Note (i) the Board's desire to comply with Rule 4430 of the Nasdaq Stock Market and the terms of the Addenda, and (ii) the Board's view that the proceeds from the Bridge Note were necessary to support the Company's near term working capital requirements.

         Approval of the conversion of the Bridge Note into common stock will require the affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented at the Meeting and entitled to vote thereat. Proxies solicited by management for which no specific direction is included will be voted FOR the conversion of the Bridge Note into common stock.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF STOCK ON CONVERSION OF THE BRIDGE NOTE.

                   PROPOSAL 3: RATIFICATION OF RE-APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of Arthur Andersen LLP has been the Company's independent public accounting firm since 1993. Arthur Andersen LLP has been re-appointed by the Board of Directors as the Company's independent public accounting firm for the current year. Although shareholder approval is not required, the Board of Directors requests shareholder ratification of Arthur Andersen LLP's re-appointment.

         A representative from Arthur Andersen LLP will be in attendance at the Meeting and will have the opportunity to make a statement if he so desires and will be available to answer any appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE RE-APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         The proxy rules of the Securities and Exchange Commission permit shareholders, to present proposals for shareholder action where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's annual meeting for the fiscal year ending December 31, 2000 is expected to be held on or about May 17, 2001, and proxy materials in connection with that meeting are expected to be mailed on or about March 26, 2001. In order to be included in the Company's proxy statement for 2001, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before November 26, 2000 (120 days before the mailing date).

         The bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company; and (ii) the nomination by shareholders of candidates for election as directors.

         PROPERLY BROUGHT BUSINESS. The bylaws provide that at the annual meeting such business that is appropriate for consideration at an annual meeting may be conducted. In addition, such business must be specified in the notice of the meeting, properly brought before the meeting by or at the direction of the Board of Directors, or properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such business. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days and not more than 90 days prior to the meeting (or if less than 55 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to such business must contain certain information as described in the Company's bylaws, which are available for inspection by shareholders at the Company's principal executive offices. Nothing in the bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's bylaws.

         DISCRETIONARY PROXY VOTING. On May 21, 1998, the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

         SHAREHOLDER NOMINATIONS. The bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days and not more than 90 days prior to the meeting (or if less than 55 days notice or prior public disclosure of the date of the annual meetings given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in the Company's bylaws. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities and Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's common stock, and the Company is required to identify any of those persons who fail to file such reports on a timely basis. Based solely upon its review of the copies of Forms 3, 4 and 5 furnished to the Company, and written representations from certain persons that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the 1934 Act were satisfied on a timely basis.

                                     GENERAL

         All properly executed proxies will be voted in the manner directed by you. If no direction is made, proxies will be voted "FOR" the election of the Board of Director's nominees for directors, "FOR" the approval of the Amended 1997 Stock Incentive Plan, and "FOR" the ratification of the re-appointment of the independent public accountants.

         We know of no additional matters to be brought before the Meeting. However, in the event any additional matters should be presented, the enclosed proxy gives the proxy holders discretionary authority to vote all proxies with respect thereto in accordance with their judgement.

         All expenses in connection with solicitation of proxies will be paid by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company or a proxy solicitation firm may also solicit in person, by telephone, by facsimile or by mail.

         The Company's Annual Report to Shareholders for the year ended December 31, 1999 is enclosed. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. You may receive without charge a copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, by writing to: Investor Relations, Computer Motion, Inc., 130 Cremona Drive, Goleta, California 93117.

                                             By Order of the Board of Directors

                                             /s/ Gordon L. Rogers
                                             --------------------
                                             Gordon L. Rogers
                                             Secretary

Goleta, California
May 12, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert W. Duggan and Gordon L. Rogers as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this card, all shares of common stock of Computer Motion, Inc., held of record by the undersigned on May 11, 2000, at the Annual Meeting of Shareholders to be held on June 15, 2000 or any adjournment or postponement thereof.

                         (TO BE SIGNED ON REVERSE SIDE)

     PLEASE MARK YOUR
A[X] VOTES AS IN THIS
     EXAMPLE.


     FOR all nominees    WITHHOLD AUTHORITY
     listed at right      to vote for one
(except as indicated to   or more nominees
   the contrary below)   as listed at right

        [ ]                   [ ]

1.   ELECTION OF DIRECTORS              NOMINEES: Daniel R. Doiron
                                                  Robert W. Duggan
FOR, except vote withheld from                    M. Jacqueline Eastwood
the following nominees:                           W. Peter Geis
                                                  Yulun Wang

____________________________              FOR      AGAINST   ABSTAIN

Proposal no. 2

APPROVAL OF THE CONVERSION OF THE         [ ]        [ ]       [ ]
PROMISSORY NOTE ISSUED TO A CERTAIN
OFFICER AND DIRECTOR OF THE COMPANY
INTO SECURITIES OF THE COMPANY, AS
REQUIRED BY THE RULES OF THE NASDAQ
NATIONAL MARKET

Proposal no. 3

RATIFICATION OF RE-APPOINTMENT OF         [ ]        [ ]       [ ]
INDEPENDENT PUBLIC ACCOUNTANTS

Please sign below, date and return promptly.


SIGNATURE________________  ________________________  Dated: _____, 2000
                           SIGNATURE IF HELD JOINTLY

IMPORTANT:     Please sign exactly as name appears hereon. When signing on behalf of a corporation, partnership, estate, trust or in other representative capacity, please sign name and title. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name by an authorized person.